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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in the registration statement of Northwest Pipe Company on Form S-8 of our report, dated February 13, 1996, on our audits of the financial statements and financial statement schedule of Northwest Pipe Company, as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, which report is included in the Annual Report on Form 10-K of Northwest Pipe Company. Such report on the financial statements includes an emphasis of matter concerning a claim by the United States Environmental Protection Agency and an explanatory paragraph with respect to a change in method of accounting for income taxes in 1993.

                                                     COOPERS & LYBRAND L.L.P.

Portland, Oregon
January 20, 1997